EXHIBIT 4.35
Loan Agreement
Borrower (Party A): Jetup Electronic (Shenzhen) Co., Ltd.
Address: Sanyidui Industrial Zone, Zhoushi Road, Jiuwei Village, Xixiang Town, Bao’an District,
Shenzhen, People’s Republic of China, (Post code: 518102)
Legal representative (person in charge): Ivan Chui
Lender (Party B): J.I.C. Technology Company Limited
Address: Century Yard, Cricket Square, Hutchins Drive, P.O.Box 2681 GT, George Town, Grand Cayman,
Cayman Islands, British West Indies
Legal representative (person in charge): Ivan Chui
Foreword
1.	Party A signed External Loan Agreement (“Former Loan Agreement”) with Party B on Mar. 31, 2005, Party B agreed to lend external loan with the amount not more than HKD 50,000,000 to Party A, the term of the loan was from Apr. 1, 2005 to Mar. 31, 2006. External loan under the Former Loan Agreement has been fully repaid.

2.	To meet the demand of liquid funds(including daily operating expense), Party A borrowed another external loan (“Loan Agreement”) from Party B with the amount of HKD 10,500,000, and the term of the loan was from Nov. 7, 2005 to Nov. 6, 2006.

3.	Life of certain loan was extended from Nov.7, 2006 to Nov. 6, 2007 in November 2006.

4.	In consideration of the expiration of the term of the external loan agreement, the term of certain loan is extended from Nov. 7, 2007 to Nov. 6, 2008 in accordance with the negotiation of both parties.
Having reached unanimity through consultation and negotiation, Party A and Party B, hereby agree to enter into the following Agreement to be abided by both parties.
Article 1 Amount of Loan
Party A borrowed from Party B with (capitalized) HK Dollars Ten Million and Five Hundred Thousand Only.
Article 2 Use of Loan
The loan shall be used to meet the demand of liquid funds under the trade account, including daily operating expense, of Party A.
Article 3 Term of Loan
The term of the loan agreed hereby is one year, i.e. from Nov. 7, 2007 to Nov. 6, 2008.
Article 4

The annual percentage rate of the loan hereunder is 0% (interest free).
Article 5 Repayment
1. Repayment principle
In principle, the borrower shall repay the whole amount on the date of expiration in case it has adequate capital, or Party A may choose to repay by installments according to capital conditions; the loan may be extended through discussion.
2. Repayment method
The repayment shall be transferred by bank telegraph.
3. Prepayment
Party B agrees that Party A may repay the loan at any time in case it has adequate capital.
Article 6
This Agreement shall take effect from the date of being signed and sealed by the legal representative (person in charge) or authorized agent of Party A and person in charge or authorized agent of Party B.
Article 7
This Agreement is executed in triplicates. It shall be terminated automatically after the principal is repaid by Party A.
Article 8
This Agreement is in line with the laws of the People’s Republic of China, and shall be performed according to Hong Kong laws as well.
Party A (seal): Jetup Electronic (Shenzhen) Co., Ltd.
Legal representative (person in charge) or authorized agent (signature):
Original signature of Mr. Chui Kam Wai
Date: Nov.6, 2007
Party B (seal): J.I.C. Technology Company Limited
Person in charge or authorized agent (signature):
Original signature of Mr. Chui Kam Wai
Date: Nov.6, 2007

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